Exhibit 10.7
FANNIE MAE
ELECTIVE DEFERRED COMPENSATION PLAN I
Amendment
     Pursuant to Section 7.2 of the Fannie Mae Elective Deferred Compensation Plan I (the “Plan”), as authorized by the Conservator of Fannie Mae (the Federal Housing Finance Agency), the Benefit Plans Committee, and in accordance with the authority delegated to the Vice President & Deputy General Counsel for Tax & Benefits to approve amendments to benefit plans to the extent necessary to comply with Internal Revenue Code Section 409A, the Plan is hereby amended as follows, effective October 27, 2008:
     1. Section 7.7 is hereby amended in its entirety to read as follows:
     “7.7 Plan Frozen as of December 31, 2004. On November 15, 2004, the Plan was divided into two plans: the legacy Plan and the Fannie Mae Elective Deferred Compensation Plan II (the “EDC II”). As a result, the provisions of the Plan are effective as of December 31, 2004 only with respect to Awards under the Plan that were fully earned and vested on or prior to December 31, 2004 and not materially modified after October 3, 2004, plus notional earnings thereon (“Grandfathered Amounts”). Such Grandfathered Amounts shall be administered and distributed pursuant to the terms of the Plan, subject only to such amendments, if any, as do not constitute a “material modification” for purposes of Treas. Regs. §1.409A-6(a)(4). Such Grandfathered Amounts are intended to be grandfathered for purposes of Section 409A of the Internal Revenue Code (the “Code”) and therefore exempt from Section 409A of the Code. In determining what amounts were earned and vested as of December 31, 2004, the applicable regulations and other guidance issued under Section 409A of the Code will apply. For the avoidance of doubt, no deferrals of any Award shall be permitted under the Plan after December 31, 2004 except for the continued deferral of any Grandfathered Amounts consistent with the requirements of Section 409A of the Code.
     The EDC II is intended to comply with the requirements of Section 409A of the Code, including the transition relief provisions thereunder, and shall be construed consistent with that intent. Deferrals made after December 31, 2004 shall be made under the EDC II and the rights and obligations of the Company, such Participants and their beneficiaries with respect to such deferrals shall be determined under the EDC II.”
     2. A new Section 7.8 is hereby added to read as follows:
     “7.8 Section 409A Transition Relief. Notwithstanding Section 7.7 above, with respect only to those amounts that have not been paid as of October 27, 2008 and that, for the avoidance of doubt, are not scheduled to be paid prior to January 1, 2009 (“Degrandfathered Benefits”), the Company may authorize changes to time and form of payment elections, but only to the extent consistent with the transition rules, and during the transition relief period, provided under Section 409A of the Code and guidance issued thereunder by the Internal Revenue Service. Without limiting the foregoing, the senior ranking officer in Human Resources is authorized to designate an election window, commencing and ending on such dates during the transition relief period as he or she shall determine, during which Participants shall be permitted, with respect to such Degrandfathered Benefits only, to change any or all outstanding payment elections in accordance with those transition rules and such procedures as may be prescribed by the senior ranking officer in Human Resources or his or her delegate.

     Effective October 27, 2008, the Degrandfathered Benefits shall no longer be governed by the Plan and the rights and obligations of the Company, such Participants and their beneficiaries with respect to such Degrandfathered Benefits shall be determined under the EDC II consistent with the requirements of Section 409A of the Code. Nothing in this Section 7.8 shall affect the administration and distribution of those amounts earned and vested on or prior to December 31, 2004 and paid prior to January 1, 2009, which shall continue to be grandfathered for purposes of Section 409A of the Code and therefore exempt from Section 409A of the Code.
     The amendment of the Plan to add this Section 7.8 is intended to constitute a “material modification” of the Degrandfathered Benefits for purposes of Section 1.409A-6(a)(4) of the Treasury Regulations. For purposes of Section 1.409A-2(b)(2) of the Treasury Regulations, a Participant’s entitlement to have his or her Degrandfathered Benefits paid in a series of installments shall be treated as an entitlement to a series of separate payments.